Exhibit 107

Calculation of Filing Fee Tables

Schedule TO
(Form Type)

Kennedy Lewis Capital Company
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$ 11,054,850.70(1)	0.0001476	$ 1,631.70(2)
Fees Previously Paid	$ 11,011,772.85	0.0001476	$ 1,625.34(3)
Total Transaction Valuation	$ 11,054,850.70(1)
Total Fees Due for Filing			$ 1,631.70(2)
Total Fees Previously Paid			$ 1,625.34(3)
Total Fee Offsets			—
Net Fee Due			$ 6.36

(1)
Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 538,473 common shares of beneficial interest, par value $0.01 per share (“Common Shares”), of Kennedy Lewis Capital Company (the “Company”), at a price equal to $20.53 per Common Share, which represents the Company’s net asset value as of December 31, 2023 (“Actual Transaction Value”).

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $147.60 per million dollars of the Actual Transaction Valuation.
(3)	An aggregate fee of $1,625.34 was paid with the filing of the Schedule TO-I by the Company (File No. 005- 94037) on November 30, 2023.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		N/A	N/A	N/A		$0.00
Fee Offset Sources	N/A	N/A	N/A		N/A		$0.00